Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made as of November 18, 2009, between Alamo Energy Corp., a Nevada corporation (the “Merging Corporation”), and Green Irons Holdings Corp., a Nevada corporation (the “Surviving Corporation”).  (The corporations together are sometimes referred to below as the “Constituent Corporations.”)

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Constituent Corporations agree as follows:

1. The Merging Corporation is duly organized, existing, and in good standing under the laws of the State of Nevada.  It has 1,000 shares of authorized capital stock, all of which are issued and outstanding and are designated as common stock.

2. The Surviving Corporation is duly organized, existing, and in good standing under the laws of the State of Nevada.  It has 100,000,000 shares of authorized capital stock, all of which are designated as common stock. 5,888,950 shares of common stock are issued and outstanding.

3. The Boards of Directors of the Constituent Corporations deem it in the best interests of the corporations and their stockholders that the Merging Corporation be merged with and into Surviving Corporation in accordance with Nevada Revised Statutes Chapter 92A.  The Boards hereby adopt on behalf of their corporations the plan of reorganization set forth in this Agreement of Merger.

4. Merger.  The Merging Corporation shall be merged with and into the Surviving Corporation, which shall survive the merger.  The Merging Corporation’s separate existence shall cease on the effective date of the merger, which shall be the date on which the Articles of Merger are accepted for filing by the Office of the Secretary of State of the State of Nevada.  Without any other transfer or documentation, on the effective date of the merger, the Surviving Corporation shall (i) succeed to all of the Merging Corporation’s rights and property; and (ii) be subject to all the Merging Corporation’s liabilities and obligations.

Notwithstanding the above, after the effective date of the merger, the Surviving Corporation’s proper officers and directors may perform any acts necessary or desirable to vest or confirm the Surviving Corporation’s possession of and title to any property or rights of the Merging Corporation, or otherwise carry out this Agreement’s purposes.  This includes execution and delivery of deeds, assurances, assignments, or other instruments.

5. Conversion of Shares.  By virtue of the merger and without any action by any stockholder, upon the effective date of the merger, each share of capital stock of the Merging Corporation outstanding immediately prior to the effective date of the merger shall be cancelled.

The shares of Surviving Corporation outstanding immediately prior to the merger shall not be changed by reason of the merger.

6. Change in Articles of Incorporation and Bylaws.   The Surviving Corporation’s Articles of Incorporation as effect on the effective date shall continue to be its Articles of Incorporation, except that the First Article thereof shall be amended as follows:

“The name of this corporation is:  Alamo Energy Corp.”

The Surviving Corporation’s Bylaws as in effect on the effective date of the merger shall continue to be its Bylaws without change as a result of the merger.

7. Officers and Directors.  The Surviving Corporation’s officers and directors shall continue and remain as such after the effective date of the merger for the full unexpired terms of their respective offices, or until their successors have been duly elected or appointed and qualified, subject to the resignations and appointments thereof.

8. Abandonment of Merger.  Any time prior to the effective date, this merger may be abandoned without further obligation or liability by action of the board of directors of either of the Constituent Corporations.

9. Counterparts.  This Agreement of Merger may be executed in any number of counterparts, each of which shall constitute an original instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers, as of the date first written above.

“Surviving Corporation”

GREEN IRONS HOLDINGS CORP.

By:                  /s/ Sandy McDougall
Sandy McDougall
Its:                 President

“Merging Corporation”

ALAMO ENERGY CORP.

By:                  /s/ Sandy McDougall
Sandy McDougall
Its:                 President